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                                                                 EXHIBIT (f)(5)

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
              AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE
                       (RESTATED AS OF DECEMBER 7, 2009)

FIRST:   The name of the corporation is American General Life
         Insurance Company of Delaware.

SECOND: Its registered office in the State of Delaware is to be located at 600 King Street, Wilmington, New Castle County, Delaware, 19801 and its registered agent at that address is Jonathan Neipris.

THIRD: The nature of the business of the corporation and the purposes to be promoted by it are to engage in the business of insurance and any lawful acts or activities for which corporations may be organized under the general corporation law of the State of Delaware related to the business of insurance.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,000,000, of which 1,000,000 shares are to be Serial Preferred Stock, no par value (hereinafter called the "Serial Preferred Stock") and 1,000,000 shares are to be Common Stock, par value $5.00 per share (hereinafter called the "Common Stock").

         The voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Serial Preferred stock and the Common Stock, in addition to those set forth elsewhere herein, are as follows:

         (1) The Serial Preferred Stock may be issued from time to time by the Board of Directors, as shares of one or more series of Serial Preferred Stock, and, subject to subdivisions (2) through (6) of this Article Four, the Board of Directors or a duly authorized Committee thereof is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to fix the relative rights, preferences or limitations of the shares of the series, including but not limited to the following:

               (a) The distinctive serial designation of such series which shall distinguish it from other series;

               (b) The number of shares included in such series, which may be increased or decreased from time to time unless otherwise provided in the resolutions creating the series;

               (c) The dividend rate or rates (or method of determining such rate or rates) for shares of such series and the date or dates (or the method

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           which such dividends of determining such date or dates)
           upon shall be payable;

              (d) Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such Series Shall be cumulative;

              (e) The amount or amounts which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

              (f) The price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed or exchanged in whole or in part;

              (g) The obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;

              (h) The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and the terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder into shares of any other class of stock or into shares of any other series of Serial Preferred Stock, except into shares of a class having rights or preferences as to dividends or distribution of assets upon liquidation which are prior or superior in rank to those of the shares being converted;

              (i) The voting rights, if any of the shares of such series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of up to 66 2/3% of all Serial Preferred Stock or of the shares of one or more series, or of both, as a condition to specified corporate action or amendments to the Restated Certificate of Incorporation; and

              (j) Any other relative rights, preferences or limitations of the shares of the series not inconsistent herewith or with applicable law.

           (2) All Serial Preferred Stock (a) shall rank senior to the common stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation and (b) shall be of equal rank with all other shares of the Serial Preferred Stock as to the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

           (3) No dividend shall be paid upon or declared or set apart for, any share of Serial Preferred Stock or any other share of preferred stock

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        ranking on a parity with the Serial Preferred Stock as to dividends unless at the same time a like proportionate dividend, ratably in proportion to the respective dividend rates fixed therefore, shall be paid upon, or declared and set apart for, all shares of Serial Preferred Stock and preferred stock of all series ranking on a parity as to dividends then issued and outstanding and on which dividends are accrued and payable for all dividend periods terminating on or prior to the dividend payment date.

        (4) In no event, so long as any shares of Serial Preferred Stock shall be outstanding, shall any dividend, whether in cash or property, be paid or declared, nor shall any distribution be made, on any junior stock, nor shall any shares of any junior stock be purchased, redeemed or otherwise acquired for value by the Corporation, unless all dividends on the Serial Preferred Stock of all series and any series of preferred stock ranking on a parity with the Serial Preferred Stock as to dividends for all past dividend periods and for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart, and unless the Corporation shall not be in default with respect to any of its obligations with respect to any past period with respect to any sinking fund for any series of Serial Preferred Stock and preferred stock ranking on a parity with the Serial Preferred Stock as to dividends. The foregoing provisions of this subdivision (4) shall not, however, apply to a dividend payable on my junior stock, or to the acquisition of shares of any junior stock in exchange for, or through application of the proceeds of the sale of, shares of any other junior stock.

        (5) In the event of any Voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of the Serial Preferred Stock and any shares of preferred stock ranking on a parity therewith as to liquidation shall be entitled to be paid in full the respective amounts of the liquidation preferences thereof, which in the case of Serial Preferred Stock shall be the amounts fixed in accordance with the provisions of subdivision (1) of this Article Four, together with accrued dividends to such distribution or payment date whether or not earned or declared. If such payment shall have been made in full to the holders of the Serial Preferred Stock and any series of Preferred Stock ranking on a parity therewith as to liquidation, the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts so payable are not paid in full to the holders of all outstanding shares of Serial Preferred Stock and any series of preferred stock ranking on a parity therewith as to liquidation, the holders of all series of Serial Preferred Stock and any series of preferred stock ranking on a parity therewith as to liquidation shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be

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        respectively entitled. Neither the consolidation or merger of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this subdivision (5).

        (6) No holder of Serial Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue or stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

        (7) As used herein with respect to the Serial Preferred Stock or in any resolution adopted by the Board of Directors providing for the issue of any particular series of the Serial Preferred Stock as authorized by subdivision (1) of this Article Four, the following terms shall have the following meanings:

           (a) The term "junior stock" shall mean the Common Stock and any other class authorized of stock of the Corporation hereafter over which the Serial Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

           (b) The term "sinking fund" shall mean any fund or requirement for the periodic retirement of shares.

           (c) The term "accrued dividends" with respect to any share of any series, shall mean an amount computed at the annual dividend rate for the series of which the particular Share is a part, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

        (8) No holder of any share or shares of stock of the Corporation shall be entitled as of right to subscribe for, purchase or receive any shares of stock of any class or any other securities which the Corporation may issue, whether now or hereafter authorized, and whether such stock or securities be issued for money or for a consideration other than money or by way of a dividend and all such shares of stock or other securities may be issued or disposed of by the Board of Directors to such persons, firms, corporations, and associations and on such terms as it, in its absolute discretion, may deem advisable, without offering to stockholders then of record or any class of stockholders any thereof upon the same terms or upon any terms.

        (9) The holders of the shares of Common Stock will be entitled to one vote per share of such stock on all matters except as herein or by statute otherwise provided.

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FIFTH:  The name and mailing address of the Incorporator is as follows:

              NAME                           ADDRESS
              ----                           -------
              Jonathan Neipris               600 King Street
                                             Wilmington, DE 19801

SIXTH: This corporation reserves the rights to amend, alter, change and repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the By-Laws of this corporation.

EIGHTH: No contract, act or other transaction between this Corporation and any person or persons, copartnership, corporation or association shall be affected or invalidated by the fact that any one or more of the stockholders, directors, or officers of this Corporation is interested in, or is a stockholder, director or officer of such other corporation or association or is a party to or interested in such contract, act or other transaction or in any way connected with such person or persons, copartnership, association or between this Corporation and another corporation, either of them is a stockholder in the other. Any person who may become a director of this Corporation is hereby relieved from all disability or liability arising out of any contract entered into in good faith with the Corporation for the benefit of himself or any person or persons, copartnership, association or corporation in which he may have or represent a financial interest.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them, or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, on the application in a summary way of (a) this Corporation, (b) any Creditor or stockholder of this Corporation, (c) any receiver or receivers appointed for this Corporation under the provisions of
          Section 291, of Title 8 of the Delaware Code, or (d) any trustees in dissolution appointed for this Corporation under the provisions of Section 279 of said Title 8, may order a meeting of the creditors or class of creditors, or order the stockholders or class of creditors, or order the stockholders or class of stockholders, to be summoned in such a manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement

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        and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

TENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all of its Directors and Officers, who shall serve as an Officer or Director of this Corporation at the request of this Corporation, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any other provision of the Certificate of Incorporation, any provision of the By-laws, any agreement, any vote of Stockholders or disinterested Directors or otherwise, both as to action in his official capacity while holding such office and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

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